Exhibit 10.1

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP

28 APRIL 2008

RECEIVABLES PURCHASE AGREEMENT

TULIP ASSET PURCHASE COMPANY B.V.

as Onward Purchaser

and

WABCO FUNDING SPRL

as Purchaser

CONTENTS

1.	Interpretation	4
2.	Offer for Receivables	21
3.	Acceptance, Purchase and Assignment	22
4.	Calculation of Purchase Price and provisions relating to Deferred Purchase Price and programme limit	25
5.	Notice to Debtors	26
6.	Further Assurance	26
7.	Indemnity	27
8.	Payments	28
9.	Netting-off of Payments	29
10.	Appointment of the Servicers	29
11.	Representations and Warranties	30
12.	Covenants	31
13.	Taxes and Increased Costs	33
14.	Default Interest	35
15.	Fees, Costs and Expenses	36
16.	Deemed Collections	36
17.	Benefit of Agreement	36
18.	Disclosure of Information	37
19.	Remedies and Waivers	37
20.	Partial Invalidity	38
21.	No Liability and No Petition	38
22.	Notices and Amendments	39
23.	Law	40
24.	Jurisdiction	40

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THIS AGREEMENT is made on 28 April 2008

BETWEEN

1.	TULIP ASSET PURCHASE COMPANY B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its corporate seat (statutaire zetel) in Amsterdam and its registered office at Claude Debussylaan 24, 1082 MD Amsterdam, The Netherlands (“TAPCO”) and registered with the trade register (handelsregister) of the chamber of commerce (kamer van koophandel) in Amsterdam, The Netherlands under the number 33274907 (the “Onward Purchaser”); and

2.	WABCO FUNDING SPRL, a Belgian company with its registered office at Rue De Genval 20, 1301 Bierges enterprise number 0895,808,460 (the “Purchaser”).

WHEREAS

(A)	The Purchaser may purchase Receivables from each of the Sellers or from ABN AMRO, as the case may be, pursuant to the Receivables Sale Agreements.

(B)	The Purchaser and the Onward Purchaser agree, upon the terms and subject to the conditions hereof, that the Purchaser will from time to time offer to sell and to assign Receivables to the Onward Purchaser and the Onward Purchaser shall accept any such offer upon the terms hereof.

(C)	The Onward Purchaser has agreed, upon the terms and subject to the conditions of the Servicing Agreements, to appoint each of the Servicers to act for the Onward Purchaser in the performance of certain services in relation to the Purchased Receivables.

NOW IT IS HEREBY AGREED as follows:

PART 1

Interpretation

1.	INTERPRETATION

1.1	In this Agreement and in the Recitals hereto, except so far as the context otherwise requires:

“ABN AMRO” means ABN AMRO BANK N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands and having its corporate seat (statutaire zetel) in Amsterdam and its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands and registered with the trade register (handelsregister) of the chamber of commerce (kamer van koophandel) of Amsterdam under number 33002587, acting through its office in Amsterdam;

“Account Bank” means ABN AMRO acting through its office at Amsterdam and any person appointed as Account Bank under the Accounts Administration Agreement;

“Accounts Administration Agreement” means the accounts administration agreement dated on or about the date hereof between ABN AMRO as Accounts Administrator, the Onward Purchaser and the Issuer;

“Accounts Administrator” means ABN AMRO acting through its office at Amsterdam and any person appointed as accounts administrator under the Accounts Administration Agreement;

“Advances” means all Advances and Same Day Advances pursuant to the Liquidity Facility Agreement (as defined therein), all Drawings under the Standby Letter of Credit Agreement and all Drawings made under the Euro Programme Enhancement Facility Agreement (as in each case defined therein);

“Adverse Claim” means any charge, encumbrance, proprietary or security interest, right of retention, lien or privilège / voorrecht, or other right or claim in, over or on any person’s assets or properties in favour of any other person (but excluding the rights of the Debtor under any Contract of Sale in respect of the use or possession of goods the subject of such Contract of Sale);

“Aggregate Outstanding Nominal Amount” means, with respect to all Purchased Receivables, at any time the aggregate amount of the Outstanding Nominal Amount of each Purchased Receivable;

“Aggregate Receivables Investment” means, at any time:

(i)	the aggregate Outstanding Nominal Amount of Purchased Receivables purchased prior to the relevant calculation date; plus

(ii)	the aggregate Nominal Amount of Receivables (other than Purchased Receivables) the subject of an Offer and in relation to which a Loan under the Funding Agreements has been made; minus

(iii)	the Outstanding Nominal Amount of each Purchased Receivable which is not an Eligible Receivable;

For the purposes of Clause 3.3 and the Termination Event numbered 19 in the Fourth Schedule only, the total calculated under items (i) through (iii) above shall, where applicable, be converted into US Dollar using the Rate of Exchange;

“Available Euro Programme Enhancement Portion” has the meaning given to such term in the Euro Programme Enhancement Facility Agreement;

“Available L/C Portion” has the meaning given to such term in the Euro Standby Letter of Credit Agreement;

“Available Insurance Limit” means, at any time, the Insurance Cover Amount less the aggregate nominal amount of Receivables for which a claim have been made under the Insurance Policy on or prior to such date;

“Average Collection Period” means at any time a period of days equal to the product of 30 and the greater of:

(i)	one (1); and

(ii)	the fraction the numerator of which shall be the amount set forth in the most recent Monthly Report as the Nominal Amount of all Receivables at the beginning of the period to which such Monthly Report relates, and the denominator of which shall be the Collections as set forth in such Monthly Report for the period to which such Monthly Report relates;

“Average Collection Period Concentrated Debtor” means with respect to a Concentrated Debtor at any time a period of days equal to the product of 30 and the greater of:

(i)	one (1); and

(ii)	the fraction the numerator of which shall be the amount set forth in the most recent Monthly Report as the Nominal Amount of all Receivables due by that Concentrated Debtor at the beginning of the period to which such Monthly Report relates, and the denominator of which shall be the Collections received with respect to the Receivables due by such Concentrated Debtor as set forth in such Monthly Report for the period to which such Monthly Report relates;

“Banks” has the meaning given to it under the Facilities, as the context requires;

“Collection Account” has the meaning given to such term in the Servicing Agreements;

“Collection Payment Date” means, for each calendar month, the earlier of (i) a Purchase Date, and (ii) the last business day of such calendar month;

“Collection Period” means, in relation to a Collection Payment Date, the calendar month preceding that in which such Collection Payment Date falls, provided that the first Collection Period shall commence on the first Purchase Date;

“Collections” means, with respect to any Purchased Receivable, all amounts received in respect of such Purchased Receivable including the following:

(i)	cash collections, finance, interest, late payment or similar charges;

(ii)	payments made on any bill of exchange, promissory note or other negotiable instrument issued in respect of such Purchased Receivable to any holder thereof (whether or not issued in contravention of any provisions of this Agreement);

(iii)	all cash proceeds of Related Security with respect to such Purchased Receivable;

(iv)	any Deemed Collections of such Purchased Receivable; and

(v)	all recoveries of value added tax from any relevant tax authority relating to any Defaulted Receivable;

“Concentrated Debtor” means a NIG Concentrated Debtor and a IG Concentrated Debtor;

“Concentrated Debtor Excess Amount” means, for each Concentrated Debtor at any time, the amount by which the aggregate Outstanding Nominal Amount of all Purchased Receivables due by such Concentrated Debtor exceeds the amount referred to in paragraph (i)(a) of the definition of “Debtor Limit” if such Concentrated Debtor is an IG Concentrated Debtor or the amount referred to in paragraph (ii)(a) of the definition of “Debtor Limit” if such Concentrated Debtor is an NIG Concentrated Debtor;

“Conditions Precedent” means the conditions precedent to the valid delivery of an Offer set out in the First Schedule;

“Contract of Sale” means each of the agreements between the Sellers and a Debtor which is subject to the General Terms and Conditions set out in the first schedule to the Receivables Sale Agreements or as otherwise approved by the Onward Purchaser, pursuant to which a Debtor shall be obliged to pay for goods purchased from or services provided by a Seller;

“CP Programme” means the commercial paper programme established by the Issuer pursuant to the Dealer Agreements;

“Credit and Collection Policies” means the credit and collection policies and practices from time to time applied by the Sellers and notified in writing to the Onward Purchaser in relation to Purchased Receivables;

“Dealer Agreements” means the dealer agreements relating to the CP Programme dated on or after 1 December 1995 between the Issuer and the Dealers (as defined therein);

“Debtor” means a person set out in the records of the Sellers as being obliged to make payments for the provision of goods or services evidenced by a Contract of Sale for which an invoice has been issued (or, if different, the person so obliged) and includes any person obliged to make payment under or in connection with any Related Security;

“Debtor Limit” means, at any time:

(vi)	in respect of an IG Concentrated Debtor, an amount equal to (a) five per cent, of the Aggregate Outstanding Nominal Amount, plus (b) the amount of the then applicable Credit Limit (as defined in the Insurance Policy) for such Debtor;

(vii)	in respect of a NIG Concentrated Debtor, an amount equal to (a) two per cent, of the Aggregate Outstanding Nominal Amount, plus (b) the amount of the then applicable Credit Limit (as defined in the Insurance Policy) for such Debtor;

“Deemed Collection” shall have the meaning ascribed to such term in the Receivables Sale Agreements and shall include any rights therein of a Seller that are treated the same as a Deemed Collection;

“Default Ratio Current Month” means, in respect of each Collection Period, the Outstanding Nominal Amount of the Purchased Receivables which are Defaulted Receivables on the last business day of such Collection Period, divided by the Outstanding Nominal Amount of Purchased Receivables (excluding any Written-Off Receivables) on the last business day of such Collection Period, expressed as a percentage, provided that if insufficient data is available for the calculation of the Default Ratio Current Month due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Default Ratio Current Month shall be based on Historical Receivables Information;

“Default Ratio Rolling Average” means at any time the average of the three most recent Default Ratio Current Month calculations, provided that if insufficient data is available for the calculation of the Default Ratio Rolling Average due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Default Ratio Rolling Average shall be based on Historical Receivables Information;

“Defaulted Receivable” means any Purchased Receivable (other than a Disputed Receivable) in respect of which (i) the relevant Servicer has not been paid by the relevant Debtor (including, without limitation, payments made by third parties on behalf of the Debtor) by the end of the Collection Period during which such Purchased Receivable becomes more than 90 days overdue for payment from its Receivable Due Date, or (ii) the related Debtor is insolvent, or (iii) a declaration has been made by a Seller or by a Servicer that such Purchased Receivable is irrecoverable, or (iv) legal proceedings have been commenced for its recovery, or (v) the relevant Servicer has transferred such Purchased Receivable to the doubtful receivables account, provided that in respect of any Receivable which is credit insured (if any) under the Insurance Policy only the uninsured portion of such Receivables shall be deemed a Defaulted Receivable;

“Deferred Purchase Price” means that portion of the Purchase Price of a tranche of Receivables being the subject of an Offer which is payable to the Purchaser on a deferred basis pursuant to the terms of this Agreement;

“Delinquency Ratio Current Month” means, in respect of each Collection Period, the Outstanding Nominal Amount of the Purchased Receivables which are Delinquent Receivables on the last business day of such Collection Period, divided by the Outstanding Nominal Amount of Purchased Receivables (excluding any Written-Off Receivables) on the last business day of such Collection Period, expressed as a percentage, provided that if insufficient data is available for the calculation of the Delinquency Ratio Current Month due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Delinquency Ratio Current Month shall be based on Historical Receivables Information;

“Delinquency Ratio Rolling Average” means at any time the average of the three most recent Delinquency Ratios Current Month calculations; if insufficient data is available for the calculation of the Delinquency Ratio Rolling Average due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Delinquency Ratio Rolling Average shall be based on Historical Receivables Information;

“Delinquent Receivable” means any Receivable (other than a Disputed Receivable, Defaulted Receivable or a Written-Off Receivable) which is more than 60 days overdue for payment from its Receivable Due Date;

“Dilution” means any discount expense, rebate, refund, billing error expense (including invoice substitution), credit against Purchased Receivables and other adjustment or allowance in respect of Purchased Receivables permitted or incurred by the Seller or the Servicer;

“Dilution Ratio Current Month” means, in respect of each Collection Period, the following ratio, expressed as a percentage: the Dilutions which have occurred during each such Collection Period, divided by the Outstanding Nominal Amount of Purchased Receivables (excluding any Written-Off Receivables) on the last business day of such Collection Period, expressed as a percentage;

“Dilution Ratio Rolling Average” means at any time the average of the three most recent Dilution Ratio Current Month calculations, provided that if insufficient data is available for the calculation of the Dilution Ratio Rolling Average due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Dilution Ratio Rolling Average shall be based on Historical Receivables Information;

“Dilution Reserve” means, with respect to the calculation of the Purchase Price for Receivables, the percentage derived from the following formula:

A × B

where:

A = the highest of the twelve most recent Dilution Ratio Current Month at the time of the calculation; and

B = 2.25

provided that if insufficient data is available for the calculation of the Dilution Reserve due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Dilution Reserve shall be based on Historical Receivables Information;

“Discount” means, with respect to the calculation of the Purchase Price Advance an amount equal to the greater of (a) zero and (b) the amount calculated as the Discount Protection Amount less the amount of any credit balance in the Discount Reserve Ledger immediately prior to the credit of the Discount resulting from this calculation;

“Discount Protection Amount” means, with respect to the calculation of a Purchase Price for certain Receivables, an amount equal to the greater of:

(a)	the product of (i) the Loss Reserve Floor plus the Dilution Reserve plus the Yield Reserve and (ii) the Aggregate Receivables Investment; and

(b)	the product of (i) the Loss Reserve plus the Dilution Reserve plus the Yield Reserve, and (ii) the Aggregate Receivables Investment;

“Discount Reserve Ledger” means a ledger maintained by or on behalf of the Onward Purchaser in its own books which is credited with

a)	the aggregate amount of Discount taken on each Purchase;

b)	any interest earned on the Operating Account;

c)	any Collection received by the Onward Purchaser in respect of a Purchased Receivable which is a Defaulted Receivable previously debited to such ledger; and

is debited with

aa.	the Outstanding Nominal Amount of every Purchased Receivables which is a Defaulted Receivable;

bb.	the amount of each instalment of Deferred Purchase Price paid to the Purchaser;

cc.	the payment of interest by the Onward Purchaser under the Funding Agreement; and

dd.	the payment of fees, costs and expenses by the Onward Purchaser;

“Disputed Receivable” means any Receivable in respect of which payment is disputed (in whole or in part, with or without justification) by the Debtor owing such Receivable whether by reason of any matter concerning the goods in respect of which the original invoice was issued or by reason of any other matter whatsoever or in respect of which a set-off or counterclaim is being claimed by such Debtor;

“Effective Date” means 28 April 2008.

“Eligible Receivable” means any Receivable satisfying the criteria specified in the Second Schedule;

“Euro Programme Enhancement Facility Agreement” means the euro programme enhancement facility agreement dated 21 July 2005 between the Onward Purchaser and Euro Programme Enhancement Facility Provider, as amended from time to time;

“Euro Programme Enhancement Facility” has the meaning given to such term in the Euro Programme Enhancement Facility Agreement;

“Euro Programme Enhancement Facility Portion” has the meaning given to such term in the Euro Programme Enhancement Facility Agreement;

“Euro Programme Enhancement Facility Provider” means ABN AMRO, a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands and having its corporate seat (statutaire zetel) in Amsterdam and its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, acting through its office in Amsterdam in its capacity as the euro programme enhancement facility provider;

“Facilities” means each of the Liquidity Facility Agreement, the Euro Programme Enhancement Facility Agreement and the Standby Letter of Credit Agreement;

“Funding Agreements” means the loan agreement between the Onward Purchaser and the Issuer under which the Issuer may agree from time to time to advance moneys to the Onward Purchaser for the purchase of receivables (or the funding of the purchase of receivables) and any other agreement whereby the Onward Purchaser acquires or may acquire funds for the purposes of purchasing Purchased Receivables hereunder, but shall exclude the Facilities;

“German Receivables” means all Receivables governed by German law;

“Global Fee and Settlement Letter” means the fee letter of even date herewith from ABN AMRO to the Sellers specifying the fees payable by the Sellers to the Onward Purchaser;

“Guarantee Agreement” means the guarantee agreement dated on or about the date hereof and made between Wabco Holdings Inc., ABN AMRO and TAPCO;

“Guarantee Event” shall have the meaning ascribed to such term in the Guarantee Agreement;

“Historical Receivables Information” means historical numerical information regarding Receivables relating to periods starting or ending prior to the first Purchase Date under this Agreement, and interpreted in a manner which is consistent with the manner in which such data is interpreted pursuant to this Agreement;

“IG Concentrated Debtor” means, at any time, a Debtor which (i) is rated at least “BBB-” by Standard & Poor’s and at least “Baa3” by Moody’s, and (ii) owes Purchased Receivables (including for the purposes of this calculation any Receivables the subject of an Offer) whose aggregate Outstanding Nominal Amount exceeds 5 per cent. of the Aggregate Outstanding Nominal Amount;

“Invoice Date” in relation to any Receivable means the date of issue of the related invoice and specified in the Offer relating to such Receivable;

“Insurance Cover Amount” means, at any time, the “Insurer’s Maximum Liability” as defined under the Insurance Policy or, if such term is not defined, the maximum amount which the Insurer shall be required to pay in respect of all contracts taken together under the Insurance Policy;

“Insurance Event” means an “Insurance Servicer Termination Event” as defined in the Insurance Servicing Agreement;

“Insurance Policy” shall have the meaning ascribed to such term in the Insurance Servicing Agreement;

“Insurance Report” shall have the meaning ascribed to such term in the Insurance Servicing Agreement;

“Insurance Servicing Agreement” means the insurance servicing agreement dated on or about the date hereof and made between the Sellers, the Servicers, Wabco Europe SPRL, Wabco Funding SPRL, TAPCO and others;

“Issuer” means Tulip Europe Funding Corporation Limited, a limited liability company incorporated in Jersey and having its registered office at 26 New Street, St Helier, Jersey, Channel Islands;

“Liquidity Facility Agreement” means the liquidity facility agreement dated on or about the date hereof between the Onward Purchaser, ABN AMRO and the Banks (as defined therein) and any extension or renewal thereof;

“Loan Agreement” means the loan agreement to be entered into between Wabco Financial Services SPRL and the Purchaser substantially in the form of the agreement initialled by Wabco Financial Services SPRL and the Purchaser on the date of this Agreement;

“Loans” means all outstanding loans or part thereof made to the Onward Purchaser pursuant to the Funding Agreement for the purpose of financing or refinancing any purchase hereunder;

“Loss Ratio Current Month” means, in respect of each Collection Period, the Outstanding Nominal Amount of those Purchased Receivables which have become Defaulted Receivables during such Collection Period, divided by the Nominal Amount of all Purchased Receivables which have been sold hereunder during the fourth Collection Period preceding such Collection Period, expressed as a percentage;

“Loss Ratio Rolling Average” means, at any time, the average of the three most recent Loss Ratio Current Month calculations, provided that if insufficient data is available for the calculation of the Loss Ratio Rolling Average due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Loss Ratio Rolling Average shall be based on Historical Receivables Information;

“Loss Reserve” means a percentage determined in accordance with the following formula:

LR × LHR × LSF, where:

LR = the highest Loss Ratio Rolling Average over the most recent 12 months, provided that if insufficient data is available for the calculation of the Loss Ratio Rolling Average due to the fact that insufficient time has elapsed since the first Purchase Date under this Agreement, the calculation of the Loss Ratio Rolling Average shall be based on Historical Receivables Information;

LHR = at any time, the Nominal Amount of all Purchased Receivables which have been purchased under this Agreement during the four preceding Collection Periods, divided by the Outstanding Nominal Amount of Purchased Receivables which are Eligible Receivables (excluding any Written-Off Receivables) on the last business day of the immediately preceding Collection Period, expressed as a percentage; and

LSF = stress factor set at 2.25;

“Loss Reserve Floor” means 10%;

“Matured Value” means, in respect of any Loan on any day, the sum of (a) the principal amount thereof, (b) all unpaid interest which has accrued or will accrue (whether or not then due) under such Advance up until a date which is 365 days following such day; and (c) all unpaid fees and other amounts which are then known and scheduled to become due (whether or not then due) on, or in connection with such

Loan, in each case payable to, or for the benefit of the Issuer; for the purposes of calculating whether the Aggregate Receivables Investment denominated in euro or Sterling exceeds the Matured Value of the Loans, the Outstanding Nominal Amount of each Receivable shall be converted into US dollars using the Rate of Exchange;

“Monthly Report” means the monthly report delivered by each Servicer pursuant to Clause 6.2 of each Servicing Agreement in the form set out in the Fifth Schedule or as otherwise agreed from time to time between the Servicers and the Onward Purchaser;

“Moody’s” means Moody’s Investors Service, Inc.;

“Multilateral Set-Off Agreement” means the multilateral set-off agreement dated on or about the date hereof between the Purchaser, the Onward Purchaser, the Sellers, the Servicers, and ABN AMRO;

“NIG Concentrated Debtor” means, at any time, a Debtor which (i) is rated less than “BBB-” by Standard & Poor’s or “Baa3” by Moody’s, or a Debtor which does not have a rating, and (ii) owes Purchased Receivables (including for the purposes of this calculation any Receivables the subject of an Offer) whose aggregate Outstanding Nominal Amount exceeds 2 per cent. of the Aggregate Outstanding Nominal Amount;

“Nominal Amount” means, with respect to any Receivable, the principal amount of such Receivable as reflected in the books of the Sellers;

“Note” means a commercial paper note issued by the Issuer for the purpose of funding the Onward Purchaser under the Funding Agreement and purchased by a Dealer pursuant to the Dealer Agreements and includes the commercial paper notes represented by a Note in global form;

“Offer” means a written offer in substantially the form set out in Part 1 of the Third Schedule;

“Offer Date” means any date on which the Purchaser makes an Offer to the Onward Purchaser;

“Operating Account” means the following interest bearing accounts (one for each currency) operated by ABN AMRO as Accounts Administrator in the name of the Onward Purchaser at the Account Bank utilised for the time being for the purposes of the Servicing Agreements and the Accounts Administration Agreement or such other account or accounts as may for the time being be in addition thereto or substituted therefor in accordance with the provisions of the Accounts Administration Agreement:

USD account number 61 76 98 767;

EURO account number 49 85 99 922;

GBP account number 49 85 69 446;

“Outstanding Nominal Amount” means, with respect to any Purchased Receivable, at any time the Nominal Amount of such Purchased Receivable as determined by the most recent Monthly Report less the amount of Collections received by the Onward Purchaser and applied to the Nominal Amount of such Purchased Receivable provided that, for the purpose of calculating the Outstanding Nominal Amount, Collections shall not be treated as received by the Onward Purchaser until credited to the Operating Account or applied to amounts due by the Onward Purchaser pursuant to Clause 9 of this Agreement, and provided further that such Outstanding Nominal Amount shall be restored in the amount and to the extent of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason;

“Programme Limit” means EUR 150,000,000 or any other amount as provided for in the Global Fee and Settlement Letter;

“Purchase” means an acquisition of a Receivable and the Related Security hereunder pursuant to an Offer;

“Purchase Date” means, with respect to any Purchase, the date upon which such Purchase is completed;

“Purchase Price” shall have the meaning given thereto in Clause 4.1;

“Purchase Price Advance” means that portion of the Purchase Price of a tranche of Receivables the subject of an Offer, equal to the aggregate of the Nominal Amount of each Receivable less the Discount calculated with respect to the proposed Purchase, and payable on a Purchase Date;

“Purchased Receivables” means any Receivables assigned, sold or transferred or purported to be assigned, sold or transferred to the Onward Purchaser pursuant hereto;

“Rate of Exchange” means, with respect to the conversion of any currency in another currency, the then applicable spot rate of exchange as determined by ABN AMRO and notified to the Onward Purchaser;

“Receivable” means any and all present and future indebtedness (inclusive of VAT) coming or having come into existence prior to the termination hereof and owed or purported to be owed to a Seller by a Debtor, and unless otherwise specified herein, shall be inclusive of any Related Security and any Purchased Receivable;

“Receivable Due Date” in relation to any Receivable means the original date on which such Receivable is due and payable (as stated in the Offer for such Receivable);

“Receivables Sale Agreements” means each of the following agreements:

(i)	the Receivables Sale Agreement dated on or about the date hereof and made between the Purchaser and WABCO Fahrzeugsysteme GmbH;

(ii)	the Receivables Securitisation Deed dated on or about the date hereof and made between the Purchaser and WABCO Automotive U.K. Limited;

(iii)	the Receivables Sale Agreement dated on or about the date hereof and made between ABN AMRO and Wabco France S.A.S.;

(iv)	the Onward Sale Agreement dated on or about the date hereof and made between ABN AMRO and Wabco Funding SPRL;

(v)	any other Receivables Sale Agreement or Receivables Securitisation Deed to be entered into by the Purchaser and a Seller from time to time, with the prior written consent of the Onward Purchaser;

(vi)	any other Onward Sale Agreement to be entered into by the Purchaser and ABN AMRO from time to time, with the prior written consent of the Onward Purchaser;

“Records” means, in respect of any Receivable, all Contract of Sales, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, punch cards, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Receivable and the related Debtor;

“Related Security” means with respect to any Receivable:

(i)	all Adverse Claims of the Seller on any property from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract of Sale related to such Receivable or otherwise, together with all financing statements signed by a Debtor describing any collateral security securing such Receivables;

(ii)	all guarantees, insurance for that Receivable (if any) under the Insurance Policy or otherwise, and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract of Sale related to such Receivable or otherwise, including any credit insurance, if any;

(iii)	all Records related to such Receivable; and

(iv)	all proceeds at any time howsoever arising out of the resale, redemption or other disposal of (net of collection costs), or dealing with, or judgments relating to, any of the foregoing, any debts represented thereby, and all rights of action against any person in connection therewith;

“Securitisation Agreements” means:

(i)	this Agreement;

(ii)	the Loan Agreement;

(iii)	the Receivables Sale Agreements;

(iv)	the Insurance Servicing Agreement;

(v)	the Servicing Agreements;

(vi)	the Guarantee Agreement;

(vii)	the Liquidity Facility Agreement;

(viii)	the Accounts Administration Agreement;

(ix)	the Global Fee and Settlement Letter;

(x)	the Transaction Management and Administrative Services Agreement;

(xi)	a Sub-Participation Agreement dated on or about the date hereof and made between ABN AMRO and Coōperatieve Centrale Raiffeisen-Boerenleenbank B.A;

(xii)	the Multilateral Set-Off Agreement; and

(xiii)	any other agreement or document designated as a “Securitisation Agreement” by the parties to this Agreement;

“Sellers” means the companies listed in the Sixth Schedule to this Agreement, as such list may be amended from time to time with the consent of the Purchaser and the Onward Purchaser;

“Servicers” means the companies listed in the Sixth Schedule to this Agreement, as such list may be amended from time to time with the consent of the Purchaser and the Onward Purchaser;

“Services” means the services to be provided by each of the Servicers under the Servicing Agreements;

“Servicing Agreements” means each of the following agreements:

(i)	the Servicing Agreements dated on or about the date hereof and made between TAPCO and each of WABCO Fahrzeugsysteme GmbH, Wabco Automotive U.K. Limited and Wabco France S.A.S. respectively;

(ii)	any other Servicing Agreement to be entered into by TAPCO and a Seller from time to time;

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies;

“Standby Letter of Credit Agreement” means the standby letter of credit agreement originally dated 1 December 1995 between ABN AMRO as L/C Bank and the Onward Purchaser, and any renewal or extension thereof;

“Subsidiary” means, with respect to any person (herein referred to as the “parent”), any person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent;

“Termination Date” means the date upon which a Termination Event occurs or, if such date is not a business day, the next following business day;

“Termination Event” means any of the events specified in the Fourth Schedule;

“Transaction Management and Administrative Services Agreement” means the transaction management and administrative services agreement dated on or about the date hereof between ABN AMRO, the Purchaser and Wabco Europe SPRL;

“Yield Reserve” means a percentage determined in accordance with the following formula:

YSF × DSO / 360 × (CP Rate + Margin + 1%)

YSF = stress factor = 1.5

DSO = means the average of the Average Collection Periods as reported in the Monthly Reports over the previous twelve months;

CP Rate = the interest rate provided by TAPCO as its reasonable estimate of the average rate at which it could obtain money under the Funding Agreements to fund Purchased Receivables for a time period approximately equal to the Relevant Period (as defined below); plus an amount provided by TAPCO for fees, costs and expenses including, without limitation, any fees, costs and expenses incurred or to be incurred in connection with any hedging transaction entered into or to be entered into in relation to such Receivables;

Margin = 0.425% or such other percentage representing the then current interest rate payable with respect to any amount drawn under Liquidity Facility Agreement;

“Written-Off Receivables” means any Receivable which has been written off as irrecoverable for accounting purposes by the Purchaser in accordance with the Purchaser’s general accounting practices.

1.2	Any reference in this Agreement to:

“administration”, “bankruptcy”, “dissolution”, “liquidation”, “receivership” or “winding-up” of any person shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such person is incorporated (or, if not a company or corporation, domiciled) or any jurisdiction in which such person has its principal place of business;

an “affiliate” of any company shall be construed as a reference to any company which is a Subsidiary of such former company, of which such former company is a Subsidiary, or which is a Subsidiary of a holding company of which such former company is also a Subsidiary;

“Bank” or the “L/C Bank” shall be construed so as to include its respective successors and assigns in accordance with their respective interests;

“business day” means any day (other than a Saturday or a Sunday) on which banks are open for business in London, Amsterdam, Brussels and New York and, if such reference relates to the date for the payment or purchase of any sum denominated in any other currency, the principal financial centre of the country of such currency;

“Clause”, “Part”, “Recital” or “Schedule” is, subject to any contrary indication, a reference to a clause or part hereof or a recital or schedule hereto;

“encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect and for the avoidance of doubt shall not include (i) a right of counterclaim or (ii) a right of set-off arising by contract or operation of law not constituting a mortgage or charge under applicable law;

“holding company” of a company shall be construed as a reference to any company of which the first-mentioned company is a Subsidiary;

“person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association “or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“stamp duty” shall be construed as a reference to any stamp, registration or other transaction or documentary tax or duties (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying out any of the same);

“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) arising under applicable law;

“value added tax” shall be construed so as to include any value added tax under any jurisdiction.

1.3	The headings in this Agreement shall not affect its interpretation.

1.4	Words denoting the singular number only shall include the plural number also and vice versa; and words denoting persons only shall include firms and corporations and vice versa.

1.5	References in this Agreement to any statutory provision shall be deemed also to refer to any statutory or other modification, re-enactment or replacement thereof or any statutory instrument, order or regulation made thereunder or under any such re- enactment.

1.6	The Schedules shall form part of this Agreement.

1.7	Terms defined in the Servicing Agreements, Standby Letter of Credit Agreement, Liquidity Facility Agreement and Accounts Administration Agreement shall, unless otherwise defined herein or the context otherwise requires, bear the same meaning herein.

1.8	Save where the contrary is indicated in this Agreement, any reference in this Agreement to a time of day shall be construed as a reference to time in Amsterdam.

PART 2

Sales and Assignment of Receivables

2.	OFFER FOR RECEIVABLES

2.1	At any time after (i) the Effective Date has occurred, and (ii) the Conditions Precedent have been fulfilled to the satisfaction of, or waived by, the Onward Purchaser, ABN AMRO and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., but in any event before the Termination Date, the Purchaser will offer to sell and to assign without recourse to the Onward Purchaser all of the Receivables and their Related Security it has purchased from the Sellers pursuant to the Receivables Sale Agreements on any business day by delivering to the Onward Purchaser an Offer meeting the requirements set forth below, provided that, regardless of any contrary Clause in this Agreement, German Receivables and Related Security governed by German law shall not be assigned or transferred hereunder but under a separate agreement governed by German law dated 28 April 2008 and entered into between the parties hereto (the “German Assignment Agreement”).

2.2	Each Offer delivered pursuant to Clause 2.1 shall:

(a)	specify the aggregate Nominal Amount of such Receivables, and the Purchase Price Advance and Discount in relation to such Offer;

(b)	identify in relation to each such Receivable:

(i)	the name and account number of the Debtor owing such Receivable and its address;

(ii)	the Invoice Date and invoice number;

(iii)	the Receivable Due Date;

(iv)	the Nominal Amount of each such Receivable; and

(v)	all Related Security (to the extent applicable and practicable);

(c)	specify the proposed Purchase Date for such Receivables, which shall be a business day falling not less than three and not more than ten business days after the date of the Onward Purchaser’s receipt of the Offer;

(d)	specify the bank and account into which the Purchase Price Advance is to be paid;

(e)	be accompanied by an Insurance Report prepared by the Insurance Servicer in accordance with the provisions of the Insurance Servicing Agreement.

2.3	For the avoidance of doubt the parties confirm that any Offer meeting the requirements specified in Clause 2.2 of the Receivables Sale Agreements shall also satisfy the conditions of Clauses 2.1 and 2.2(b) and 2.2(c) of this Agreement.

2.4	Delivery of an Offer pursuant to Clause 2.1 shall constitute (i) an irrevocable offer by the Purchaser binding upon it to sell and to assign to the Onward Purchaser each of the Receivables designated in such Offer and the Related Security and (ii) a representation and warranty by the Purchaser that in relation to such Offer each of the statements set out in Clause 11 (Representations and Warranties) is true on and as of the date of the Offer, provided always that the Onward Purchaser may at any time require and the Purchaser shall thereupon provide all information necessary to satisfy the Onward Purchaser that such representations and warranties are materially true in respect of each Receivable specified in the related Offer.

2.5	The Onward Purchaser shall, at the Purchaser’s request, notify the Purchaser on each Offer Date and/or Purchase Date (a) for the purposes of calculating the Discount Protection Amount of (i) the Aggregate Receivables Investment, (ii) the interest rate, (iii) the amount for fees, costs and expenses referred to in item (iv) of the definition of Discount Protection Amount and (v) the then applicable percentage referred to in item (vi) of the definition of Discount Protection Amount, and (b) of the amount of any credit balance in the Discount Reserve Ledger.

3.	ACCEPTANCE, PURCHASE AND ASSIGNMENT

3.1	Upon delivery of an Offer in accordance with Clause 2.1, the Onward Purchaser shall accept such Offer in respect of all Receivables the subject of such Offer if:

(a)	no Termination Event shall have occurred and be continuing as at the proposed Purchase Date;

(b)	the Conditions Precedent have been fulfilled to the satisfaction of the Onward Purchaser or waived by it;

(c)	the Offer meets the requirements of Clause 2.2;

(d)	the representations and warranties set out in Clause 11 are true and accurate in each and every respect;

(e)	the Purchase Price Advance has been correctly calculated;

(f)	on the proposed Purchase Date, assuming the Offer is accepted, the Aggregate Receivables Investment would be equal to or higher than the sum of (i) the aggregate of the Matured Value of the Loans outstanding from the Issuer to Onwards Purchaser, (ii) all outstanding Advances and (iii) the Discount Protection Amount on such Purchase Date; for the purposes of calculating whether the Aggregate Receivables Investment denominated in euro or Sterling exceeds the Matured Value of the Loans, as the case may be, the outstanding Nominal Amount of each Receivable shall be converted into US dollars using the Rate of Exchange;

(g)	on the proposed Purchase Date, assuming the Offer is accepted, the sum of (i) the aggregate of the Matured Value of the Loans outstanding from the Issuer to Onwards Purchaser and (ii) all outstanding Advances (where applicable, such amounts to be converted to euro at the Rate of Exchange) will not exceed the Programme Limit;

(h)	on the proposed Purchase Date, assuming the Offer is accepted, the aggregate Concentrated Debtor Excess Amount for all Concentrated Debtors does not exceed the Available Insurance Limit;

(i)	the Liquidity Facility Termination Date referred to in the Liquidity Facility Agreement (as in force from time to time) shall not have arrived subject to an extension of such Liquidity Termination Date;

(j)	no amount shall have been drawn under the Liquidity Facility Agreement which, in whole or in part, shall have been rolled over pursuant to the terms of the Liquidity Facility Agreement for such period as defined therein, which together form a consecutive period of 90 days or more from the date of drawdown; and

(k)	no more than two drawings or advances have been made under the Liquidity Facility Agreement,

by returning the Offer duly countersigned for acceptance by the Onward Purchaser to the Purchaser as soon as practical after receipt of such Offer. Simultaneously (or any other time as may be specified from time to time by the Onward Purchaser in view of the then prevailing systems and practices for the settlement of payments) the Onward Purchaser shall credit the account specified in the Offer in immediately available funds on the relevant Purchase Date, with a sum equal to the Purchase Price Advance. Upon acceptance of an Offer in accordance with this Clause such Receivables and Related Security shall be sold and assigned to the Onward Purchaser and title thereto shall pass from the Purchaser to the Onward Purchaser, provided that, regardless of any contrary Clause in this Agreement, German Receivables and Related Security governed by German law shall not be assigned or transferred hereunder but under the German Assignment Agreement. For the avoidance of doubt, all Receivables (other than German Receivables) subject of an Offer which has been accepted shall be transferred to the Onward Purchaser regardless of such Receivables being eligible for purchase. Upon receipt of the Purchase Price Advance, the Purchaser shall provide a receipt to the Onward Purchaser substantially in the form set out in Part 2 of the Third Schedule.

Provided always that, if any of the conditions referred to above (save for those conditions which refer to the valid title of the Purchaser and the transferability of the relevant Receivable) are not met to any extent, then (whether or not the Onward Purchaser is aware of the breach of such conditions) this shall affect neither the validity of the Onward Purchaser’s title to the relevant Receivables nor any remedy the Onward Purchaser may have for such breach whether under this Agreement or at law.

3.2	The Purchaser shall indemnify the Onward Purchaser against any loss or expense incurred by the Onward Purchaser as a result of any purported revocation of an Offer or any failure by the Purchaser to complete the sale, purchase and assignment of the Receivables specified in an Offer other than any loss or expense resulting from negligence or fraud on the part of the Onward Purchaser in connection therewith, and in no event shall the Purchaser be liable for any special, punitive or consequential damages asserted by the Onward Purchaser.

3.3	If any Receivable or the Related Security is not transferred for any reason following acceptance of an Offer in accordance with the terms of the Agreement, other than the Onward Purchaser’s own negligence or default, the Purchaser shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security to the Onward Purchaser without undue delay and at its own expense. The Purchaser shall indemnify the Onward Purchaser against any loss or expense reasonably incurred by the Onward Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Onward Purchaser in effecting such transfer.

3.4	If, at any time on or before the close of business on any business day, the Aggregate Receivables Investment hereunder is less than the aggregate of the Matured Value of the Loans outstanding from the Issuer to the Onward Purchaser and all outstanding Advances and the Discount Protection Amount (where applicable converted to US dollars at the Rate of Exchange), the Purchaser shall sell to the Onward Purchaser an additional amount of Eligible Receivables at such Purchase Price as is necessary to reduce such deficiency to zero.

3.5	Without limiting the obligation of the Purchaser under Clause 3.4, if the Purchaser is in breach of its obligations under Clause 3.4 the only remedy available to the Onward Purchaser shall be to declare the occurrence of a Termination Event and the Onward Purchaser shall have no right to any monetary compensation or to seek to compel the Purchaser to effect any such additional sales.

3.6	If for any reason (including by reason of the provisions of any foreign law) title to the Purchased Receivables is not vested with the Onward Purchaser, the parties agree that they will continue to make all payments due under or foreseen by this Agreement in such a manner as if title to the Purchased Receivables was vested with the Onward Purchaser.

3.7	For the avoidance of doubt, the parties confirm their intention that this Agreement shall constitute a true sale of the Purchased Receivables, and not a security arrangement for any obligations of the Purchaser. The Onward Purchaser shall have full title and interest in and to the Purchased Receivables, shall be free to further dispose of such Purchased Receivables, and subject to the payment to the Purchaser of the purchase price thereof in accordance with Clause 4 shall be fully entitled to receive and retain for its own account any Collections in respect of such Purchased Receivables. Should any court, however, rule that this Agreement constitutes a security arrangement rather than a true sale, then this Agreement shall be interpreted so as to mean that the Purchaser has pledged the Purchased Receivables to the Onward Purchaser as security for all obligations of the Purchaser under this Agreement and of the Servicers under the Servicing Agreements, and all provisions hereof and thereof shall be construed mutatis mutandis.

4.	CALCULATION OF PURCHASE PRICE AND PROVISIONS RELATING TO DEFERRED PURCHASE PRICE

4.1	The Purchase Price of any Receivables falling to be sold and assigned to the Onward Purchaser on a Purchase Date shall comprise of (i) the Purchase Price Advance relating thereto paid in accordance with Clause 3.1 hereof and save as otherwise provided herein, calculated by the Purchaser (with calculations in reasonable detail) as of the date of the related Offer in the manner set out in this Agreement and (ii) the Deferred Purchase Price as provided in Clause 4.2, calculated and payable in the manner described in Clauses 4.3 and 4.4.

4.2	Upon acceptance of any Offer pursuant to Clauses 3.1 and 3.2, the Deferred Purchase Price relating to the Receivables which were subject to such Offer shall constitute a deferred purchase price credit granted to the Onward Purchaser by the Purchaser and shall, subject to the adjustments specified herein, be payable to the Purchaser in accordance with the terms hereof.

4.3	On any Collection Payment Date prior to the Termination Date, the Onward Purchaser shall calculate the amount standing to the credit of the Discount Reserve Ledger and the Discount Protection Amount (including for the purposes of this calculation the effect of any sale of Receivables occurring on such date and if there is no such sale, calculating a notional Discount Protection Amount based on the existing Purchased Receivables). If the amount standing to the credit of the Discount Reserve Ledger exceeds the Discount Protection Amount then, if the Termination Date has not then occurred, the Onward Purchaser shall pay to the Purchaser by way of an instalment of the Deferred Purchase Price an amount equal to such excess on such Collection Payment Date (but only if and to the extent that there are funds credited to the Operating Account which the Accounts Administrator is entitled to apply in the order of priorities in Clause 8.4 of the Accounts Administration Agreement).

4.4

Once the outstanding amount of all Notes and Advances shall have been reduced to zero the Onward Purchaser shall pay to the Purchaser by way of further instalments of the Deferred Purchase Price, upon each following Collection Payment Date, an amount equal to the Collection made during the preceding Collection Period in respect of the Purchased Receivables less any amount which falls to be paid on such date out of the Collections in accordance with Clause 8.4 of the Accounts Administration Agreement. For the avoidance of doubt, the Purchased Receivables remain at all times the property of, and vested in, the Onward Purchaser.

4.5	No interest or other charges shall accrue or be payable by the Onward Purchaser in respect of any outstanding amount of any Deferred Purchase Price.

4.6	For the avoidance of doubt, upon the occurrence of the Termination Date no further sales of Receivables may take place, but the rights and obligations of the parties hereunder shall not otherwise be affected.

5.	NOTICE TO DEBTORS

5.1	The Onward Purchaser acknowledges and agrees that unless and until (i) a Termination Event has occurred, or (ii) the Onward Purchaser reasonably considers it necessary to protect its interest in the payments due in respect of the Purchased Receivables and serves notice on the Purchaser to such effect (setting out its reasons therefor), it shall not give a notice to any Debtor of the assignment to the Onward Purchaser of the Purchased Receivables; and the Purchaser acknowledges that upon the occurrence of (i) or (ii) it may be required by the Onward Purchaser (without prejudice to the right of the Onward Purchaser in respect of the same) to give notice at its own costs to any Debtor of such assignment in which case the Purchaser shall promptly notify the relevant Debtors of the Onward Purchaser’s interest in the Purchased Receivables. Any such notice shall specify the bank account into which all future payments in respect of Purchased Receivables shall be made.

5.2	If for any reason the Purchaser gives notice to a Debtor of the transfer made under any Receivables Sale Agreement, but no notice is given to such Debtor of the transfer under this Agreement then the Purchaser undertakes to transfer to the Operating Account any Collections received by it in relation to the Receivables due by such Debtor forthwith upon receipt of such Collections.

6.	FURTHER ASSURANCE

The Purchaser agrees that from time to time, at its own expense, it will promptly execute and deliver all instruments and documents and take all action that the Onward Purchaser may reasonably request in order to perfect or protect the assignment of the Purchased Receivables or to enable the Onward Purchaser to exercise or enforce any of its rights under this Agreement.

PART 3

Indemnity and Payments

7.	INDEMNITY

7.1	Without limiting any other rights which the Onward Purchaser may have hereunder or under any applicable law, but without duplication the Purchaser hereby agrees, to the extent the corresponding amount is received by the Purchaser under the Receivables Sale Agreements, to immediately indemnify the Onward Purchaser and its respective officers, directors and agents or any assignee, from and against any and all damages, losses, claims, liabilities, reasonably incurred costs and expenses (excluding, for the avoidance of doubt, any tax on income or profits), including, without limitation, reasonably incurred attorneys’ fees (if any), and disbursements including any irrecoverable value added tax thereon (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them relating to or resulting from:

7.1.1	reliance on any representation or warranty made by the Purchaser (or any officers of the Purchaser), under or in connection with this Agreement, any Monthly Report or any other information or report delivered by the Purchaser which shall have been materially false, incorrect or omitting of any material fact at the time made or deemed made;

7.1.2	the failure by the Purchaser (or any officer of the Purchaser) to comply with any applicable law, rule or regulation with respect to any Purchased Receivable, Related Security or the related Contract of Sale, or the non-conformity of any Purchased Receivable, Related Security or the related Contract of Sale with any such applicable law, rule or regulation;

7.1.3	any dispute, claim, offset or defence of the Debtor (other than the effects of the bankruptcy of the Debtor) to the payment of a Purchased Receivable, including, without limitation, a defence based on such Receivable or the related Contract of Sale or the Related Security not being a legal, valid and binding obligation of such Debtor enforceable against it in accordance with its terms, or any claim resulting from the Receivables being governed by the general business terms of the Debtor, or any other claim resulting from the sale of goods related to such Receivable or the failure to perform any obligations related to such goods or the failure to perform any obligations related to any applicable laws, rules or regulations in respect thereof; .

7.1.4	any material product liability claims or material personal injury or property damage suit or other similar or related claims or action of whatever sort arising out of or in connection with the goods which are the subject of any Purchased Receivable;

7.1.5	any disclosure of false, misleading or incomplete information regarding the Debtors by the Purchaser to the Onward Purchaser or the supply of any Contracts of Sale, Records and all other related documents to the Onward Purchaser;

7.1.6	any claim arising from collection activities conducted by the Purchaser (if any) including, without limitation, any failure by the Purchaser, whether as Purchaser or in its capacity as Servicer, to transfer any Collection to the Operating Account; and

7.1.7	any related indemnities given by the Onward Purchaser in each of the Facilities, to the extent that the same relate to the Purchased Receivables or the transactions contemplated in this Agreement, excluding, however, (i) Indemnified Amounts to the extent resulting from the negligence or wilful misconduct, fraud, illegal act, breach of contract or fiduciary duty on the part of the Onward Purchaser or its agents, (ii) Indemnified Amounts arising out of the failure of any Debtor to pay amounts lawfully owed in respect of a Purchased Receivable, or (iii) Indemnified Amounts resulting from the recharacterisation of the purchase of the Purchased Receivables as another type of transaction or the absence of a true sale of the Purchased Receivables.

7.2	Promptly after receipt by the Onward Purchaser of notice of any claim or the commencement of any action or proceedings with respect to which an Indemnified Amount may become payable, the Onward Purchaser will notify the Purchaser in writing of such a claim or of the commencement of such action and the Purchaser shall be entitled and obliged at its own expense to assume the defence of such action or proceeding in the name of the Onward Purchaser and the Purchaser shall be entitled and obliged (at its own expense) to take, in the name of the Onward Purchaser, such action as the Purchaser shall see fit to defend or avoid liability for any such Indemnified Amount or to recover the same from any third parry.

7.3	The Onward Purchaser hereby agrees to notify the Purchaser if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Onward Purchaser under Clause 7.1.

7.4	If at any time the Purchaser is obliged under the provisions of this Agreement to indemnify or reimburse the Onward Purchaser in respect of any sum under the Liquidity Facility Agreement or Standby Letter of Credit Agreement, or the Euro Programme Enhancement Facility Agreement, the Purchaser agrees that losses or expenses incurred by any Bank, the Euro Programme Enhancement Facility Provider or the Agent referred to in the Liquidity Facility Agreement or the L/C Bank, as applicable, shall be deemed to be the losses or expenses of the Onward Purchaser for this purpose.

8.	PAYMENTS

8.1	On each date upon which this Agreement requires an amount to be paid by either party hereunder, such party shall save as expressly provided herein make the same available to the payee by payment in the relevant currency and in immediately available, freely transferable, cleared funds to either (i) such account and bank as the relevant payee shall have specified for this purpose (where such payee is the Purchaser) or (ii) the Operating Account (where such payee is the Onward Purchaser).

8.2	All payments made by the Purchaser hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

9.	NETTING-OFF OF PAYMENTS

The Onward Purchaser may, but need not, apply any sum at any time due from it hereunder to the Purchaser or to any Servicer in or towards satisfaction of any amount then due from the Purchaser or any Servicer and, for this purpose, the Onward Purchaser may apply the sum so due from it in or towards the purchase of such amounts of such other currencies as may be required to effect such application.

10.	APPOINTMENT OF THE SERVICERS

The servicing, administering and collection of the Purchased Receivables shall be conducted by the Servicers, pursuant to the Servicing Agreements.

The validity or the invalidity of the Servicing Agreements shall have no effect on this Agreement which is entered into independently.

PART 4

Representations, Warranties and Covenants

11.	REPRESENTATIONS AND WARRANTIES

11.1	The Purchaser represents and warrants to the Onward Purchaser that:

(a)	Corporate Existence and Power

The Purchaser is a corporation duly organised, validly existing and in good standing under the laws of Belgium and has all corporate power and all governmental licences, authorisations, consents and approvals required to carry on its business in Belgium.

(b)	Corporate and Governmental Authorisation; Contravention

The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby are within its corporate powers, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing recording or enrolling with, any governmental body, agency court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation or by-laws of the Purchaser or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation or imposition of any Adverse Claim on the assets of the Purchaser (other than in favour of the Onward Purchaser pursuant to this Agreement).

(c)	No Proceedings

The Purchaser has not taken any corporate action nor have any steps been taken or legal proceedings been started or threatened against it for its winding-up, bankruptcy, gerechtelijk akkoord / concordat, liquidation, dissolution, reorganisation or annulment as a legal entity or for the appointment of an gerechtelijke bewindvoerder / administrateur judiciaire, commissaire spécial / bijzondere bewindvoerder, sekwester / séquestre, receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the relevant company or of any or all of its assets or revenues.

(d)	Binding Effect

This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganisation, moratorium or similar law or proceedings.

(e)	Eligibility

To the best of the Purchaser’s knowledge and belief, each Receivable the subject of the related Offer satisfied the Eligibility Criteria, unless any Eligibility Criteria is previously waived by the Onward Purchaser.

(f)	Floating Charge

There is no floating charge (pand op handelszaak / gage sur fonds de commerce) or similar encumbrance under the law of any jurisdiction over the businesses of the Purchaser, nor any undertaking or mandate with a view to the creation of any such floating charge or similar encumbrance.

11.2	The representations and warranties referred to in Clause 11.1 shall be given by the Purchaser to the Onward Purchaser (i) on the date hereof, (ii) on each date on which an Offer is made pursuant to Clause 2.1, (iii) on each Purchase Date and (iv) except for Clause 11.1(e) on each date on which any Purchased Receivable is outstanding.

12.	COVENANTS

12.1	At all times from the date hereof to the later of the Termination Date and the date on which the Aggregate Receivables Investment is zero and no sums are due and payable by the Purchaser to the Onward Purchaser hereunder:

(a)	Financial Reporting

The Purchaser will maintain a system of accounting established and administered in accordance with generally accepted Belgian accounting laws and principles, and furnish or notify to the Onward Purchaser as the case may be:

(b)	Annual Reporting

within six calendar months after the close of each of its fiscal years, an audit report certified by independent certified public accountants, acceptable to the Onward Purchaser, prepared in accordance with Belgian accounting law and generally accepted accounting principles for itself, including balance sheets as of the end of such period, related profit and loss statements;

(i)	Notice of Termination Event

and to the L/C Bank, Accounts Administrator and the Agent, by facsimile to be confirmed by letter as soon as possible and in any event within five days after the occurrence of each Termination Event, a statement of the Purchaser setting forth details of such Termination Event and the actions that the Purchaser proposes to take with respect thereto;

(ii)	Other Information

any information which the Purchaser received from any Seller, and such other information (including non-financial information) as the Onward Purchaser may from time to time reasonably request.

(c)	Conduct of Business

The Purchaser shall do all things necessary to remain duly organised, validly existing and in good standing under the law of Belgium and maintain all requisite authority to conduct its business in Belgium.

12.2	During the term of this Agreement, unless the Onward Purchaser shall otherwise consent in writing:

(a)	Sales, Liens, etc.

Except as otherwise provided herein, the Purchaser shall not sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any goods the subject of any Purchased Receivable or any Purchased Receivable or related Contract of Sale or Related Security, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing.

(b)	Receivables Sale Agreements

The Purchaser shall not amend, modify or waive or permit the amendment, modification or waive of any term or condition of any of the Receivables Sale Agreements.

PART 5

Miscellaneous

13.	TAXES AND INCREASED COSTS

13.1	The Purchaser shall pay all stamp duty, registration and other similar taxes (but for the avoidance of doubt excluding the Onward Purchaser’s income taxes, if applicable) to which this Agreement, the Accounts Administration Agreement, the Funding Agreement or each of the Facilities or any judgement given in connection herewith or therewith may at any time become subject subsequent to the date of this Agreement and, from time to time on demand of the Onward Purchaser, immediately indemnify the Onward Purchaser against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax, except those penalties and interest charges that are due to the negligence of the Onward Purchaser or its agents provided that, in the case of any payment relating to the Standby Letter of Credit Agreement, the Purchaser shall only be required to pay (a) amounts payable solely in respect of, or as a result of the transaction contemplated by this Agreement and the funding thereof and (b) such proportion of any general cost equal to the proportion which the L/C Portion relating to the transaction contemplated in this Agreement bears to the then Available L/C Portion (both terms as defined in the Standby Letter of Credit Agreement). In the case of any payment relating to the Euro Programme Enhancement Facility Agreement, the Purchaser shall only be required to pay (i) amounts payable solely in respect of, or as a result of, the transactions contemplated by this Agreement and the funding thereof and (ii) such proportion of any general cost equal to the proportion which the Euro Programme Enhancement Facility Portion relating to the transactions contemplated in this Agreement bears to the then Available Programme Enhancement Facility Portion. The Onward Purchaser shall, as soon as it becomes aware that any such stamp duty, registration or other similar taxes may become due, inform the Purchaser of the same. The Onward Purchaser and the Purchaser shall cooperate to the extent practicable, and the Onward Purchaser shall endeavour to take such measures as shall be practicable, with a view to lawfully avoiding any such stamp duty, registration or other similar taxes and expenses. The Purchaser shall be entitled, but not obliged, to take (at its own expense, and if required, in the name of the Onward Purchaser) such action as the Purchaser shall see fit to defend or lawfully avoid liability for any such stamp duty, registration or other similar taxes and expenses. The Onward Purchaser shall cooperate fully with the Purchaser to bring to fruition the rights granted by the Purchaser in the previous sentence, including without limitation, providing all authorizations and powers of attorney required for the Purchaser to carry out the actions described therein.

13.2

All payments to be made by the Purchaser to the Onward Purchaser hereunder shall be made free and clear of and without deduction for or on account of tax unless the Purchaser is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Purchaser in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Onward Purchaser receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. If the Onward Purchaser shall be entitled to an exemption from a reduction of an applicable withholding tax, the Onward Purchaser will provide to the Purchaser such documentation as is required under the laws of the relevant taxing jurisdiction to avail of said withholding tax exemption or reduction.

13.3	If the Purchaser makes any deduction or withholding and an increased payment becomes payable under Clause 13.2 or if the Purchaser makes any payment pursuant to Clause 13.1, then, if the Onward Purchaser has been granted by any relevant tax authority a credit or refund in respect of such payment, the Onward Purchaser shall (to the extent that it can do so without prejudice to the retention of the amount of that credit or refund or any other credit or refund and to the extent that it is not unlawful or contrary to any official directive of the government (or any taxing or other authority or agency thereof) of the country concerned with such credit or refund for it to do so and to the extent that an actual pecuniary benefit is acquired by the Onward Purchaser from such credit or refund) pay to the Purchaser such credit or refund, inclusive of interest thereon received from the relevant taxing authority, or with respect to any payments under Clause 13.2, such sum as the Onward Purchaser shall in its absolute discretion determine and notify to the Purchaser to be equal to the proportion of that credit or refund which will leave the Onward Purchaser (after such payment) in no better or worse position than it would have been in had no such deduction or withholding been required. The Onward Purchaser shall have an absolute discretion as to the order and manner in which it claims any credits or refunds available to it and the manner in which it arranges its tax affairs and it shall not be obliged to disclose to the Purchaser any information regarding its tax affairs or computations nor to take any action to procure any such credit or refund. Any payment made under this Clause 13.3 shall be conclusive evidence of the amount due to the Purchaser and shall, in the absence of any manifest or material error, be accepted by the Purchaser in full and final settlement of its rights of reimbursement hereunder in respect of the relevant payment, deduction or withholding.

13.4

The Purchaser shall from time to time on demand of the Onward Purchaser (i) reimburse the Onward Purchaser for all sums payable by the Onward Purchaser under Clauses 13.1, 13.2 and 13.5 of the Standby Letter of Credit Agreement to any person in respect of any increase for deduction or withholding for or on account of tax imposed subsequent to the date of this Agreement and any amount payable by the Onward Purchaser to any person or the L/C Bank by way of indemnity against a payment on account of tax imposed subsequent to the date of this Agreement on or in relation to any sum received or receivable under the Standby Letter of Credit Agreement by such person or the L/C Bank, or any liability in respect of any increased costs of the L/C Bank and in each case, only on any amount paid which is referable to the funding by the Onward Purchaser of Purchased Receivables (ii) reimburse the Onwards Purchaser for all sums payable by the under Clauses 13.1, 13.2 and 13.5 of the Euro Programme Enhancement Facility Agreement to any person in respect of any increase for deduction or withholding for or on account of tax imposed subsequent to the date of this Agreement and any amount payable by the Onwards Purchaser to any person or to the Euro Programme Enhancement Facility Provider by way of indemnity against a payment on account of tax imposed subsequent to the date of this Agreement on or in relation to any sum received or receivable under the Euro Programme Enhancement Facility Agreement by such person or by the Euro Programme Enhancement Facility Provider, or any liability in respect of any increased costs of the Euro Programme Enhancement Facility Provider and in each case, only on any amount paid which is referable to the funding by Onward Purchaser of Purchased Receivables, (iii) reimburse the Onward Purchaser for all sums payable by the Onward Purchaser under Clauses 16.4, 19.4 and 19.5 of the Liquidity Facility Agreement to any person in respect of any increase for deduction or withholding for or on account of tax imposed subsequent to the date of this Agreement or in relation to any sum received or receivable under the Liquidity Facility Agreement by such person or the Agent, the Banks or any liability in respect of any increased costs, and (iv) reimburse the Onward Purchaser for all sums payable by the Onward Purchaser under the Global Fee and Settlement Letter. The Onward Purchaser shall, as soon as it becomes aware that any amounts referred to in the previous sentence may become due, inform the Purchaser of the same. The Onward Purchaser and the Purchaser shall co-operate to the extent practicable with a view to lawfully mitigating liability for such amounts.

13.5	If the Purchaser is required to pay a withholding tax and the Onward Purchaser determines that (i) a tax credit is attributable to that withholding tax payment, and (ii) it has obtained and utilised that tax credit the Onward Purchaser shall pay an amount to the Purchaser which the Onward Purchaser determines will leave it (after that payment) in the same after-tax position as it would have been in had said withholding tax not been payable.

13.6	Any demand made by the Onward Purchaser under Clause 13.1, 13.2 or 13.4 above shall be accompanied by a statement, duly certified by an officer of the Onward Purchaser, giving reasonable particulars of the claim for reimbursement which shall be relied upon and agreed as authoritative by the Purchaser.

13.7	The Onward Purchaser hereby agrees promptly to notify the Purchaser if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Onward Purchaser under this Clause 13.

14.	DEFAULT INTEREST

14.1

If any sum due and payable by the Purchaser or the Onward Purchaser hereunder is not paid on the due date therefor in accordance with the provisions of Clause 8 or if any sum due and payable by the Purchaser or the Onward Purchaser under any judgement of any court in connection herewith is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of such Purchaser to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “unpaid sum”) is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding period and the duration of each of which shall be selected by the Onward Purchaser.

14.2	During each such period relating thereto as is mentioned in Clause 14.1 an unpaid sum shall, to the extent permitted by law and provided that the Purchaser or the Onward Purchaser shall be in default, bear interest at the rate per annum which is the sum of one month LIBOR for the relevant period for which such rate is to be determined plus 2 per cent.

14.3	Any interest which shall have accrued under Clause 14.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Purchaser at the end of the period by reference to which it is calculated or on such other dates as the Onward Purchaser may specify by written notice to the Purchaser.

14.4	The Onward Purchaser hereby agrees to notify the Purchaser if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Onward Purchaser under this Clause 14.

15.	FEES, COSTS AND EXPENSES

Save as otherwise provided in this Agreement or in the Global Fee and Settlement Letter, the Purchaser shall not pay any fees to the Onward Purchaser.

16.	DEEMED COLLECTIONS

16.1	If on any day the Purchaser is in receipt of a Deemed Collection under any Receivables Sale Agreement the Purchaser shall hold such amounts for and to the order and benefit of the Onward Purchaser and shall pay such amount on the next Collection Payment Date to the Onward Purchaser.

16.2	Upon the receipt of the Deemed Collection referred to Clause 16, the Onward Purchaser shall re-assign to the Purchaser (without recourse or warranty on the part of the Onward Purchaser and at the sole cost of the Purchaser) the relevant Receivable and the Related Security.

17.	BENEFIT OF AGREEMENT

17.1	This Agreement shall be binding upon and ensure to the benefit of each party hereto and its successors and persons deriving title hereunder.

17.2	The Purchaser shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

18.	DISCLOSURE OF INFORMATION

None of the parties hereto shall, during the continuance of this Agreement or after its termination, disclose to any person, firm or company whatsoever (except with the authority of the other party hereto) any information which that party has acquired under or in connection with this Agreement other than:

(i)	to employees, officers or agents of any of ABN AMRO, the Banks under the Facilities, the Issuer, Standard & Poor’s, Moody’s and the Dealers under the Dealer Agreements (but not, for the avoidance of doubt, holders of commercial paper issued thereunder);

(ii)	in connection with any proceedings arising out of or in connection with this Agreement, any Funding Agreement, each of the Facilities or the preservation or maintenance of its rights thereunder;

(iii)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise;

(iv)	pursuant to any law or regulation or requirement of any governmental agency in accordance with which that party is required or accustomed to act;

(v)	to any governmental, banking or taxation authority or competent jurisdiction;

(vi)	to its auditors or legal or other professional advisers;

Provided that the above restriction shall not apply to:

(a)	employees or officers or agents of any of the parties referred to in (i) above, any part of whose functions are or may be in any way related to this Agreement;

(b)	information already known to a recipient otherwise than in breach of this Clause;

(c)	information also received from another source on terms not requiring it to be kept confidential; and

(d)	information which is or becomes publicly available otherwise than in breach of this Clause.

19.	REMEDIES AND WAIVERS

19.1	No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

19.2	The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

20.	PARTIAL INVALIDITY

Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

21.	NO LIABILITY AND NO PETITION

21.1	No recourse under any obligation, covenant, or agreement of the Purchaser or the Onward Purchaser contained in this Agreement shall be against any shareholder, officer or director of either the Purchaser, the Onward Purchaser or the Issuer as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the Purchaser and the Onward Purchaser and no liability shall attach to or be incurred by the shareholders, officers, agents or directors of either the Purchaser, the Onward Purchaser or the Issuer as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Purchaser or Onward Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser or the Onward Purchaser of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by the other party as a condition of and consideration for the execution of this Agreement.

21.2	The Purchaser hereby undertakes to the Onward Purchaser that, until one year and one day has elapsed after the payment of all sums outstanding and owing under the latest maturing note under the CP Programme, it will not petition or commence proceedings for the administration or winding up (nor join any person in a petition or proceedings for the administration or winding up) of the Onward Purchaser nor will it enforce any judgment against the Onward Purchaser if to do so would cause the financial situation of the Onward Purchaser to become such as to make it liable to insolvency proceedings. The Purchaser acknowledges that its recourse against the Onward Purchaser in respect of any matter provided in this Agreement shall be limited at any time to the extent of the aggregate of (a) the unpaid amount of any Purchase Price Advance payable hereunder, and (b) the Deferred Purchase Price due, owing or payable to it at that time (but only if and to the extent that there are funds credited to the Operating Account which the Accounts Administrator is entitled to apply in accordance with in the Accounts Administration Agreement).

21.3	The Purchaser may, subject to Clause 21.2, demand performance by the Onward Purchaser of its obligations hereunder and enforce these obligations, but waives the right to demand rescission of any Purchase. The Purchaser waives any unpaid Purchaser’s lien that it may have under article 20, 5° of the Mortgage Law or otherwise.

22.	NOTICES AND AMENDMENTS

22.1	Each communication to be made hereunder shall, (except expressly permitted otherwise) be made in writing but, unless otherwise stated, may be made by facsimile, email or letter.

22.2	Any communication or document to be made or delivered by any one person to another pursuant to this Agreement shall (unless that other person has by fifteen days’ written notice to the other specified another address) be made or delivered to that other person at the address identified with its signature below and shall be deemed to have been made or delivered (in the case of any communication made by facsimile) when despatched or (in the case of any communication made by letter) when left at that address. Any communication sent by facsimile shall be promptly confirmed by letter but the non-delivery or non-receipt of any such letter shall not affect the validity of the original facsimile communication.

22.3	Each communication and document made or delivered hereunder shall be in English.

22.4	Any notice given to the Onward Purchaser hereunder shall be copied to such other person as the Onward Purchaser may instruct from time to time.

22.5	The Onward Purchaser may act in accordance with any communication which may from time to time be, or purport to be, given on behalf of any one or more of those persons whom the Onward Purchaser can reasonably believe on a summary examination of the relevant documents to be the authorised officers of the Purchaser, without further enquiry by the Onward Purchaser (as the case may be) as to the authority or identity of the person making or purporting to make such communication and regardless of the circumstances prevailing at the time of such communication. The Onward Purchaser may treat any such communication as fully authorised by and binding upon the Purchaser and may (but need not) take such steps in connection with or in reliance upon such communication as the Onward Purchaser may in good faith consider appropriate.

22.6	This Agreement may be executed in one or more counterparts.

22.7	No variation of this Agreement (including this Clause 22.7) shall be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties and unless each of the Rating Agencies has confirmed in writing that the rating of the indebtedness for borrowed money issued or sold by the Issuer will not be downgraded, withdrawn or suspended as a result of such variation.

PART 6

Law and Jurisdiction

23.	LAW

This Agreement shall be governed by and construed in accordance with the laws of Belgium, provided that Clauses 2 and 3 of this Agreement, and the in rem transfer of any Purchased Receivable hereunder, shall be governed by and be construed in accordance with the relevant law governing such Purchased Receivable.

24.	JURISDICTION

Any dispute in connection with this Agreement shall be subject to the jurisdiction of the courts of Brussels.

Signed in two originals the day and year first before written.

The Onward Purchaser

TULIP ASSET PURCHASE COMPANY B.V.

By:

Address for notice:
Address:	Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands
Telefax:	+31 20 628 4666
Attention:	Nicole Grootveld-Sandig

The Purchaser

WABCO FUNDING SPRL

By:	Paul Chardome, Manager (Gérant)

Address for notice:
Address:	Rue De Genval 20, 1301 Bierges, Belgium
Telefax:	+32 16 200 820
Attention:	Paul Chardome

THE FIRST SCHEDULE

Conditions Precedent

1.	Copies of a resolution of each Seller’s board of directors, and any other necessary corporate documents, approving the Receivables Sale Agreements, the Servicing Agreements and the other documents to be delivered by it and the transactions contemplated hereunder.

2.	Copies of a resolution of Wabco Holding Inc.’s board of directors, and any other necessary corporate documents, approving the Guarantee Agreement and the other documents to be delivered by it and the transactions contemplated hereunder.

3.	Copies of a resolution of Wabco Financial Services BVBA’s board of managers, and any other necessary corporate documents, approving the Loan Agreement and the other documents to be delivered by it and the transactions contemplated hereunder.

4.	Copies of a resolution of Wabco Funding SPRL’s board of managers, and any other necessary corporate documents, approving this Agreement, the Loan Agreement, the Receivables Sale Agreements and the other documents to be delivered by it and the transactions contemplated hereunder.

5.	Certified copies of the statutes of each Seller, Wabco Funding SPRL, Wabco Financial Services BVBA and Wabco Holding Inc.’s.

6.	A certificate of an authorised officer of each Seller, Wabco Funding SPRL, Wabco Financial Services BVBA and Wabco Holdings Inc. certifying:

(i)	the names and signatures of the officers authorised on behalf of such person to execute the Securitisation Agreements to which it is expressed to be a party, and any other documents to be delivered by such person thereunder;

(ii)	the authenticity of the constitutional documents relating to the Seller and the Servicer; and

(iii)	the resolutions referred to in (1) to (4) above have not been amended, modified, revoked or rescinded.

7.	Legal opinions from counsel to the Sellers in form and substance acceptable to TAPCO confirming (i) due incorporation of each Seller, Wabco Financial Services BVBA and Wabco Holdings Inc., (ii) the due authorisation and execution of each relevant Securitisation Agreement by these entities, and (iii) that the entering into the Securitisation Agreements by the relevant Sellers, Wabco Financial Services BVBA and Wabco Holdings Inc. does not conflict with the statutes of that company.

8.	Legal opinions from counsel to the Onward Purchaser in form and substance acceptable to TAPCO confirming (i) due incorporation of the Purchaser (ii) the due authorisation and execution of each relevant Securitisation Agreement by the Purchaser, and (iii) that the entering into the Securitisation Agreements by the Purchaser does not conflict with the statutes of that company.

.9.	Legal opinions from counsel to the Onward Purchaser in form and substance acceptable to TAPCO.

10.	Copy of the Securitisation Agreements as executed.

11.	Copy of the Monthly Report for the calendar month immediately preceding the date of the Receivables Purchase Agreement.

12.	Copy of any other statements or contracts TAPCO deems necessary with regard to receivables offered.

13.	Evidence that the conditions precedent provided for under each Receivables Sale Agreement entered into on or about the date hereof have been satisfied.

14.	A copy of the latest audited financial statements and a copy of the latest semi-annual unaudited consolidated financial statements of WABCO Holdings Inc.

15.	A copy of the Insurance Policy.

16.	A copy of a letter from the Credit Insurer in form and substance acceptable to the Onward Purchaser pursuant to which (inter alia) the Onward Purchaser is appointed joint insured under the Insurance Policy.

17.	A copy of a letter from the Credit Insurer in form and substance acceptable to the Onward Purchaser pursuant to which the Onward Purchaser confirms that regardless of the retention of title requirements contained in the Insurance Policy, the existing retention of retention arrangements in the general terms and conditions of sale for the German Seller dated March 2007 are recognised by the Insurer as satisfactory to fall within the scope and under the cover of the Insurance Policy.

18.	A copy of the general terms and conditions of sale for each Seller.

19.	Confirmation from each of the Rating Agencies that upon execution of the Securitisation Agreements, the Euro CP Notes will maintain their then current rating.

20.	Confirmation from ABN AMRO and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. of receipt by it of the structuring fee (in respect of the first Purchase Date).

21.	Confirmation that the arrangements for the collection of the Purchased Receivables are satisfactory in the opinion of the Agent and TAPCO.

22.	Delivery of a receivables audit report performed by a specialised due diligence provider.

23.	Delivery of a solvency certificate by each Seller, Wabco Financial Services BVBA and Wabco Holdings Inc.

24.	Satisfaction of “Know Your Client” requirements of ABN AMRO and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

25.	Evidence that the conditions precedent provided for under each Receivables Sale Agreement entered into on or about the date hereof have been satisfied.

26.	Completion of a review of the Credit and Collection Policies of each Seller and Servicer by Atradius Credit Management.

27.	Evidence that the statutes of Wabco Financial Services SPRL have been amended in order to allow this company to enter into the Loan Agreement and make advances to the Purchaser.

THE SECOND SCHEDULE

Eligible Receivables and Eligible Debtors

“Eligible Receivables” means Receivables which at their proposed Purchase Date:

1.	were originated pursuant to a Contract of Sale in the Seller’s ordinary course of business, in accordance with the approved Credit and Collection Policies of such Seller;

2.	are owed by an Eligible Debtor, as defined hereunder in this Second Schedule;

3.	constitute legally valid and enforceable obligations of the related Debtors enforceable against such Debtors in accordance with the terms of such Receivables subject to no right of rescission, set-off, withholding, suspension, counterclaim or other defence other than those provided for under mandatory rules of applicable law;

4.	can be easily segregated and identified for ownership and Related Security purposes on any day;

5.	arise from the sale of goods or the provision of services by a Seller and are such that the delivery of the goods or the provision of services giving rise to the Receivables have been completed and such goods or services have been accepted by the related Debtor;

6.	are not Defaulted, or Disputed Receivables and there has been no breach of any obligation (other than minor breaches having no effect whatsoever on the Receivables, and other than breaches of a payment obligation) by any party to any Contract of Sale;

7.	are obligations which can be transferred by way of sale and assignment, and of which the transfer by way of sale and assignment is not subject to any contractual or legal restriction;

8.	are obligations in respect of which no bill of exchange, promissory note or other negotiable instrument has been issued;

9.	have been acquired by the Purchaser pursuant to the Receivables Sale Agreements;

10.	are evidenced by an invoice issued by the relevant Seller to the relevant Debtor in compliance with generally accepted practices, which will be sufficient to prove a claim therefor against the related Debtor in relevant courts, which complies with the relevant VAT and other taxation requirements, and which shows the amount and percentage of VAT applied if any;

11.	do not carry interest and are not subject to withholding taxes;

12.	have been created in compliance with all applicable laws and all required consents, approvals and authorisations have been obtained in respect thereof;

13.	if purchased, are such that the Nominal Amount of such Receivables, together with the Aggregate Outstanding Nominal Amount of any other outstanding Purchased Receivables from the same Debtor and affiliates of the same Debtor, are not in excess of the Debtor Limit (but any such Receivables shall be ineligible only to the extent of such excess); if several Receivables owing from the same Debtor and, as the case may be, its affiliates are included in any Offer and, pursuant to this paragraph, part of them only may constitute Eligible Receivables, then eligibility shall be granted in priority to:

(a)	the Receivables with an earlier invoice date;

(b)	in the case of Receivables with the same invoice date, those with a later due date;

(c)	in the case of Receivables with the same invoice date and due date, those with the higher invoice amount; and

(d)	in the case of Receivables with the same invoice date, due date and invoice amount, those with the lower invoice serial number;

14.	are not Receivables due from a Debtor against or by whom an application for the institution of bankruptcy, concordat judiciaire / gerechtelijk akkoord, composition or any other insolvency procedure has been or will have been made within the meaning of any applicable insolvency law;

15.	are Receivables in respect of which the Onward Purchaser has not notified the Purchaser (which notice is to contain a brief statement of its reasons) that the Onward Purchaser has determined that such Receivables or class of Receivables is not acceptable for Purchase hereunder;

16.	are Receivables due from a Debtor which the Onward Purchaser has not notified the Purchaser (which notice is to contain a brief statement of its reasons) that Receivables from such Debtor are not Eligible Receivables;

17.	are Receivables the Nominal Amount of which remains a debt, has not been paid and has not been discharged by set-off or otherwise;

18.	are Receivables the sale of which in the manner herein contemplated will not be recharacterised as any other type of transaction and will be effective to pass to the Onward Purchaser full and unencumbered title thereto and the benefit thereof to the Onward Purchaser and no further act, condition or thing will be required to be done in connection therewith to enable the Onward Purchaser to require payment of any such Receivable or the enforcement of any such right in any court other than the giving of notice to the Debtor of the assignment of such Receivable by the Purchaser to the Onward Purchaser;

19.	are Receivables the sale and/or assignment of which will not violate any law or any agreement by which the Seller may be bound and upon such sale and assignment such Receivable will not be available to the creditors of such Seller on its liquidation;

20.	are denominated and payable in any of the following currencies:

EUR	Euro;

£	Pounds Sterling

21.	are Receivables governed by English, French or German law, owing from Debtors established in the United Kingdom, France or Germany in relation to their English, French and German establishment, and the terms and conditions of which do not provide for the jurisdiction of any court or arbitration tribunal outside England, France or Germany;

22.	are not subject to, and did not arise in connection with a contract which is subject to, consumer credit legislation;

23.	are not subject to, and did not arise in connection with a contract which is subject to, public procurement laws and regulations;

24.	did not originate from the resale of products which had been acquired by the relevant Seller subject to a reservation of title, unless the reservation of title has lapsed already due to the payment of the original acquisition price;

25.	are Receivables generated in compliance with Credit and Collection Policies;

26.	with respect to Receivables due by Concentrated Debtors, are Receivables insured under the Insurance Policy in relation to which a Credit Limit (as defined under the Insurance Policy) has been requested and obtained;

27.	do not represent claims in connection with the execution by the relevant Seller of a contract which is partly subcontracted to a third party; and

28.	do not arise under or in relation to Contract of Sales which constitute leasing, hire, hire purchase or contract hire transactions.

*            *            *

An “Eligible Debtor” means:

1.	at the time of the assignment of the Receivables to the Purchaser and the Onward Purchaser, has not entered into a voluntary arrangement with its creditors, been declared bankrupt, been defendant in an action for its bankruptcy which remains undismissed for a period of thirty days, has not taken any corporate action nor had legal proceedings commenced against it for its gerechtelijk akkoord/ concordat, dissolution, liquidation, been subject to the appointment of a gerechtelijke bewindvoerder / administrateur judiciaire, sekwester / séquestre or similar officer, been in a situation of stoppage of payments (staking van betalingen / cessation de paiements), or been subject to any event similar to any of the above under the laws of any jurisdiction;

2.	is not an affiliate of any Seller;

3.	is not, except with the Onward Purchaser’s prior consent, a country, state, local government, municipality, public body, government entity, state owned corporation or other public sector body;

4.	is not an individual and does not have the benefit of consumer credit legislation;

5.	is not in default for a period of more than ninety days of any of its payment obligation to any Seller, except where such payment obligation is disputed in good faith; and

6.	if such debtor is a Concentrated Debtor or would be a Concentrated Debtor assuming all outstanding Offers have been accepted, the Average Collection Period Concentrated Debtor for such Concentrated Debtor does not exceed 70.

THE THIRD SCHEDULE

Part 1 Form of Offer

To:	Tulip Asset Purchase Company B.V.
From:	Wabco Funding SPRL
Dated:	[ ]

Dear Sirs,

1.	We refer to a receivables purchase agreement (such receivables purchase agreement, as from time to time amended, supplemented or novated being herein called the “Receivables Purchase Agreement”) dated on or about 28 April 2008 and originally made between yourselves as Onward Purchaser and ourselves as Purchaser.

2.	Terms defined in the Receivables Purchase Agreement shall bear the same meaning herein.

3.	We hereby offer to sell, to assign and to transfer to you, pursuant to the Receivables Purchase Agreement, the Receivables listed in the Schedule hereto and the Related Security at a Purchase Price calculated in accordance with the Receivables Purchase Agreement and notify you that:

(a)	(i) the aggregate Nominal Amount of all the offered Receivables, calculated as at the date hereof, is [ ];

(ii)	in respect of each offered Receivables;

(A)	the name, account number and address of the Debtor owing such Receivables;

(B)	the Invoice Date and invoice number of such Receivables;

(C)	the Receivable Due Date of such Receivable;

(D)	the Nominal Amount of such Receivables; and

(E)	if any, the Related Security in respect of such Receivable;

(iii)	the Purchase Price Advance in respect of all the offered Receivables, calculated as at the date hereof, is [ ]; and

(iv)	the Discount in respect of all the offered Receivables, calculated as at the date hereof, is [ ];

(b)	the proposed Purchase Date is [ ];

(c)	the Purchase Price Advance is to be paid into account no. [specify number] in the name of [specify account name] at [specify bank name and address].

This Offer constitutes an irrevocable offer by us binding upon us to assign and to sell to you the ownership interest in the Receivables and Related Security referred to in this Offer.

By virtue of making this Offer, we confirm and repeat the representations and warranties given to you under Clause 11 of the Receivables Purchase Agreement, in particular, without limitation, in relation to the Receivables which are the subject of this Offer, we repeat all representations and confirm all warranties set forth under Clause 11 of the Receivables Purchase Agreement.

Yours faithfully,

for and on behalf of

[ ]

Part 2

Form of Receipt

To:	Tulip Asset Purchase Company B.V.
From:	Wabco Funding SPRL as Purchaser
Dated:	[ ]

Dear Sirs,

1.	We refer to a receivables purchase agreement (such receivables purchase agreement, as from time to time amended, supplemented or novated being herein called the “Receivables Purchase Agreement”) dated on or about 28 April 2008 and originally made between yourselves as Onward Purchaser and ourselves as Purchaser.

2.	Terms defined in the Receivables Purchase Agreement shall bear the same meaning herein. This Receipt is given pursuant to Clause 3.1 of the Receivables Purchase Agreement.

3.	We hereby acknowledge receipt of the Purchase Price Advance on the [specify date] in respect of the Receivables identified in the offer dated [ ], calculated in accordance with the Receivables Purchase Agreement.

Yours faithfully,

for and on behalf of

[ ]

THE FOURTH SCHEDULE

Termination Events

1.	The Purchaser fails to make payment under this Agreement on the date such payment is due and payable as specified in such Agreement, or upon demand where no date is specified, subject to a five day grace period after notification.

2.	Any Servicer fails to make payment under the Servicing Agreement to which it is a party on the date such payment is due and payable as specified in such Agreement, or upon demand where no date is specified.

3.	The Purchaser fails to perform any of its other obligations under this Agreement, subject to a five day grace period after notification.

4.	Any Servicer fails to perform any of its other obligations under the Servicing Agreement to which it is a party, subject to a five day grace period after notification.

5.	Any representation or warranty in this Agreement or in any report or any information provided by any Servicer or the Purchaser is materially false or incorrect.

6.	The Purchaser, Wabco Holdings Inc., Wabco Financial Services SPRL, any Seller or any Servicer enters into a voluntary arrangement with its creditors, is declared bankrupt, is defendant in an action for its bankruptcy which remains undismissed for a period of thirty days, takes any corporate action or has legal proceedings commenced against it for its gerechtelijk akkoord / concordat, dissolution, liquidation, or a gerechtelijk bestuurder / administrateur judiciaire, sekwester / séquestre or similar officer is appointed in relation to the Purchaser, such Seller or such Servicer, as the case may be, or any stoppage of payments (staking van betalingen/ cessation de paiements) occurs.

7.	The Default Ratio Current Month reported in any Monthly Report exceeds 5.5%.

8.	The Default Ratio Rolling Average in any Monthly Report exceeds 4%.

9.	The Delinquency Ratio Current Month in any Monthly Report exceeds 4%.

10.	The Delinquency Ratio Rolling Average in any Monthly Report exceeds 3%.

11.	The Dilution Ratio Rolling Average in any Monthly Report exceeds 1%.

12.	The Dilution Ratio Current Month in any Monthly Report exceeds 1.5%.

13.	A Guarantee Event occurs.

14.	An Insurance Event occurs.

15.	The Average Collection Period in any Monthly Report exceeds 70.

16.	The Lender (as defined under the Loan Agreement) fails to make an Advance to the Purchaser as provided for in the Loan Agreement, or the Lender is unable to make an Advance to the Purchaser under the Loan Agreement because such Advance would result in the Available Facility being exceeded.

17.	The credit rating of the CP Programme is down-graded by any rating agency or a rating agency determines that a failure to declare a Termination Event would result in the credit rating of the CP Programme being downgraded.

18.	The Onward Purchaser notifies the Purchaser that it has received notification from the provider(s) of credit facilities pursuant to the Liquidity Facility Agreement and/or the Standby Letter of Credit Agreement to the effect that the cost to them of providing or maintaining such facilities has increased by reason of (i) any change in law or its interpretation or administration and/or (ii) compliance with any request from or requirement of any central bank, fiscal or monetary or other authority, in either case occurring subsequent to the date of this Agreement and being outside the control of the Onward Purchaser and the relevant credit facility provider(s), unless the Purchaser agrees to pay such increased cost.

19.	The Aggregate Receivables Investment hereunder becomes, and remains for three business days, less than the aggregate of the Matured Value of the Loans outstanding from the Issuer to the Onward Purchaser and all outstanding Advances and the Discount Protection Amount (where applicable converted to US dollars at the rate specified in the relevant agreement).

20.	Any judgement is given which provides that title to the Purchased Receivables is not vested with the Onward Purchaser.

21.	The Insurance Policy ceases to be in full force and effect.

22.	The Purchaser gives at least five days notice, which notice shall be irrevocable, of its decision that a Termination Event is to occur.

THE FIFTH SCHEDULE

Form of Monthly Report

[Please see overleaf]

THE SIXTH SCHEDULE

The Sellers

Name	Jurisdiction of incorporation
WABCO Fahrzeugsysteme GmbH	Germany
WABCO Automotive UK Limited	UK
WABCO France S.A.S.	France

The Servicers

Name	Jurisdiction of incorporation
WABCO Fahrzeugsysteme GmbH	Germany
WABCO Automotive UK Limited	UK
WABCO France S.A.S.	France